UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 26, 2009

Date of Report (Date of earliest event reported)

EYE CARE CENTERS OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

333-56551	74-2337775
(Commission File Number)	(IRS Employer Identification No.)

11103 West Avenue San Antonio, TX	78213-1392
(Address of principal executive offices)	(Zip Code)

(210) 340-3531

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2009, the Board of Directors of Eye Care Centers of America, Inc. (“ECCA”) elected Mr. David L. Holmberg (50) to the office of President of ECCA, effective immediately, to serve at the discretion of the Board with no specific term. On November 6, 2007, David Holmberg became ECCA’s CEO-elect and has been serving as ECCA’s Chief Executive Officer since January 1, 2008. Mr. Holmberg has also been serving as ECCA’s Chairman of the Board since July 1, 2008. Mr. Holmberg was formerly Executive Vice President for Jo-Ann Stores, Inc. His previous experience includes three years as President, Cole Licensed Businesses, a provider of retail optical services for Sears Optical, Target Optical and Pearle Vision Canada, based in Cleveland. In addition, Mr. Holmberg held several key management positions at Zales Corporation (ZLC) in Dallas including Executive Vice President, Zale U.S., and President, Zale Canada. Mr. Holmberg holds an MBA from the University of Texas at Dallas and is a graduate of the Harvard Business Schools Advanced Management Program.

All elements of Mr. Holmberg’s compensation as previously disclosed will remain the same except as set forth herein.

HVHC Inc. (“HVHC”), a wholly owned subsidiary of Highmark Inc. (“Highmark”), is the holding company for Highmark’s vision business, which includes ECCA, Davis Vision, Inc. and Viva Optique, Inc.

On February 26, 2009, the Personnel & Compensation Committee of HVHC (the “HVHC P&C Committee”) also designated Mr. Holmberg as a participant under the HVHC Executive Retirement Plan (the “Plan”) retroactive to January 1, 2009, in accordance with the terms of the Plan. Mr. Holmberg is the CEO and President of HVHC and also serves as a member on the Board of Directors of HVHC. The costs of Mr. Holmberg’s benefits under the Plan for his services commencing January 1, 2009 may be allocated between HVHC and ECCA, Davis Vision, Inc., and Viva Optique, Inc., in amounts, if any, which will be determined at a later date.

ECCA is a participating employer under the Plan. The Personnel and Compensation Committee of ECCA previously designated ECCA’s Chief Operating Officer, James N. Eisen, and its Executive Vice President and Chief Financial Officer, Jennifer Kelley Taylor, as participants under the Plan as reported in the Form 8-K filed by ECCA on December 11, 2008.

The Plan is a defined contribution/capital accumulation supplemental retirement plan that became effective on January 1, 2009. As a participant under the Plan, Mr. Holmberg will receive a credit for each year of service equal to fifteen percent (15%) of his annual base salary and awards under the HVHC Annual Executive Incentive Plan. Five years of service are required to vest under the Plan except under those circumstances described below. Prior service credit (i.e., service prior to the effective date of the Plan) will be counted toward the vesting requirement. The benefit under the Plan will be paid in a single lump sum and, except as otherwise described below, shall be payable at the later of a participant turning age 55 or the termination of participant’s employment. A participant shall become immediately vested under the Plan upon termination of employment if such termination is for reasons other than cause, and the Plan benefit shall become payable upon such termination. In addition, the Plan benefit shall immediately vest and become payable in the event of death or disability of a participant or upon the occurrence of a change of control event. The Plan benefit shall be forfeited if a participant’s employment is terminated for cause.

In addition, Mr. Holmberg’s annual car allowance in the amount of approximately $8,064 has been terminated effective as of February 26, 2009 and his base annual salary has been increased by an equivalent amount in lieu thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eye Care Centers of America, Inc.

Dated: March 3, 2009

By:	/s/ Jennifer Kelley Taylor
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

4